Exhibit 99.1

Contact:	Don R. Madison, CFO
Powell Industries, Inc.
713-947-4422

POWELL INDUSTRIES ANNOUNCES SALE OF TRANSDYN

HOUSTON — JANUARY 16, 2014 — Powell Industries, Inc. (NASDAQ: POWL) (“Powell”), a leading supplier of custom engineered solutions for the management and control of electrical energy, today announced the sale of its subsidiary, Transdyn, Inc., to Kapsch TrafficCom, a global provider of electronic toll collection (ETC) systems, headquartered in Vienna, Austria. The transaction closed January 15, 2014 at a price of $16 million subject to post-closing working capital adjustments. Transdyn contributed revenues of approximately $32 million in fiscal 2013 and was reported in Powell’s Process Control Systems business segment.

Mike Lucas, President and Chief Executive Officer, stated, “Transdyn, a well-known provider of intelligent transportation systems (ITS) and advanced traffic management solutions to highway, bridge and tunnel authorities, offers limited synergies with our other businesses. This transaction will allow us to focus on our core electrical power products businesses, as well as provide Transdyn with additional opportunities. We appreciate the diligent work and many contributions of Transdyn’s dedicated employees.”

Powell is retaining key strategic operations from its Process Control Systems segment. These operations will be integrated into the Electrical Power Products businesses to strengthen Powell’s focus on electrical power management and industrial control solutions. Key markets for these solutions are oil and gas, industrial, utility and traction power. Powell will provide updated guidance reflecting this sale in its fiscal 2014 first quarter earnings release.

Powell Industries, Inc., headquartered in Houston, engineers packaged solutions and systems for the control, distribution and management of electrical energy and other dynamic processes. Powell markets include large industrial customers such as utilities, oil and gas producers, refineries, petrochemical plants, pulp and paper producers, mining operations and commuter railways. For more information, please visit powellind.com.

Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company’s filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.